Exhibit 99.1

Longhai Steel Announces Strong Second Quarter 2012 Operating Results

  Q2 2012 Net Income Increased 31.9% to $2.4 million, with EPS of $0.22
  1H 2012 Net Income Increased 36.8% to $5.1 Million, with EPS of $0.49
  TTM EPS of $1.23 vs. $1.06 in the comparable year ago period
  $18.0 million cash and cash equivalents at June 30, 2012, equal to $1.67 per share

XINGTAI CITY, CHINA--(Marketwire (08/14/12)- Longhai Steel Inc. ("Longhai” or the “Company”) (OTCQB: LGHS.OB), a producer of high-quality steel wire products in the People's Republic of China, today announced financial results for the three and six months ended June 30, 2012.

“We experienced a very productive first six months of 2012,” began Steven Ross, Executive Vice President of Longhai Steel. “We achieved record shipment volumes for the second consecutive quarter as the expanded production from our second facility continued to ramp. While revenue was impacted from lower steel prices, the Company sold 295,635 metric tons of steel in the second quarter, a sequential increase of 22% from the first quarter and an increase of 10% compared to the same quarter last year. As we ship more higher value steel wire to a more diversified customer base beginning in the third quarter, we expect further margin upside.”

Three Months ended June 30, 2012

million USD (except for EPS)	Q2 2012	Q2 2011	% Chg.
Net Sales	$160.5	$165.7	-3.1%
Gross Profit	$4.8	$3.6	+33.8%
Gross Margin	3.0%	2.1%	+38.1%
Operating Income	$3.7	$3.2	+13.3%
Net Income	$2.4	$1.8	+31.9%
EPS (Fully Diluted)	$0.22	$0.18	+22.2%

Consolidated net revenues for the three months ended June 30, 2012 was $160.5 million compared to $165.7 million in the corresponding period a year ago, a decrease of 3.1% . Longhai sold 295,635 metric tons (“MT”) of steel in the second quarter of 2012 compared to 267,938 MT in the same period in 2011.

Gross profit was $4.8 million in the second quarter of 2012, representing a gross margin of 3.0% compared to $3.6 million and 2.1%, respectively, in the second quarter of 2011. These increases are primarily attributable to a higher spread between steel wire prices and steel billet prices, as billet prices decreased more than wire prices.

Selling, general and administrative expenses for the three months ended June 30, 2012 were $1.1 million compared to $0.3 in the second quarter of 2011. The year-over-year increase is primarily attributable to capital markets related expenses. Operating income for the three months ended June 30, 2012 increased 13.3% to $3.7 million.

Net income attributable to Longhai common shareholders was $2.4 million, an increase of 31.9% compared to $1.8 million in the second quarter of 2011. Earnings per diluted share was $0.22, an increase of 22.2% compared to $0.18 in the second quarter of 2011, based on 10.7 million and 9.9 million weighted average shares outstanding, respectively.

Six Months ended June 30, 2012

million USD (except for EPS)	1H 2012	1H 2011	% Chg.
Net Sales	$296.3	$292.0	+1.5%
Gross Profit	$10.3	$7.5	+37.4%
Gross Margin	3.5%	2.6%	+35.5%
Operating Income	$7.9	$6.4	+23.4%
Net Income	$5.1	$3.7	+36.8%
EPS (Fully Diluted)	$0.49	$0.37	+32.4%

Net sales for the six months ended June 30, 2012 were $296.3 million, an increase of 1.5% compared to the same period a year ago. The Company shipped 538,011 MT of steel in the first half of 2012 compared to 478,167 MT in the first half of 2011.

Gross profit increased 37.4% in the first six months of 2012 to $10.3 million, representing a gross margin of 3.5% .

Operating income was $7.9 million, up 23.4% from $6.4 million in the first half of 2011. Net income from continuing operations was $5.1 million and fully diluted EPS was $0.49 for the first six months of 2012.

Longhai Steel had approximately $18.0 million of cash and cash equivalents at June 30, 2012 compared to $2.8 million at December 31, 2011. Cash flows from operations were $4.6 million for the first six months of 2012 as higher net income was offset by increases in advances to suppliers related to higher sales activity.

The Company had $3.7 million of short-term loans and $9.5 million of banker’s accpetance outstanding at June 30, 2012 compared to $3.6 million and nil, respectively, at December 31, 2011. Total shareholders equity increased to $64.3 million at June 30, 2012 from $57.5 million at December 31, 2011. Longhai Steel raised gross proceeds of $1.2 million through an equity financing in the second quarter of 2012.

Business Updates

Longhai commenced production of high quality steel wire from its second facility in Xingtai, Hebei province, China at the end of the second quarter of 2012. The state-of-the-art facility has a high-speed production line capable of producing a wide variety of conventional and higher value steel wire used in a variety of specialized applications steel wire rope, steel strand, steel belted radial tires, and steel welding rod. Longhai Steel sold all of its initial production to a major distributor in Hebei for domestic and export markets, which significantly reduces transportation costs and inventory risks. The Company also received positive feedback on its new higher value steel wire products and expects to ramp up production of high quality steel wire to full capacity by the end of 2012.

Conference Call

Mr. Steven Ross, Executive Vice President of Longhai Steel will host the conference call. To attend the call, please use the dial in information below:

Date:	Thursday, August 16, 2012
Time:	11:30am Eastern Standard Time
Conference Line (U.S.):	1-877-317-6776
International Dial-In:	1-412-317-6776
Conference ID:	10017460
Webcast:	http://webcast.mzvaluemonitor.com/Home/Login/394
www.mzvaluemonitor.com

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available until 9:00 am ET on August 30, 2012. To listen, call 1-877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Please use the replay pin number 10017460.

About Longhai Steel Inc.

Longhai Steel Inc. is a leading producer of high-quality steel wire in eastern China, with annual capacity of 1.5 million metric tons. Longhai’s wire is manufactured into screws, nails, and wire mesh used for fencing and to reinforce concrete. Longhai recently expanded its production facility to include specialized applications such as steel wire rope, steel strand, steel belted radial tires, and steel welding rod. Demand is based on spending in the construction, automotive and infrastructure industries in China. Company website: www.longhaisteelinc.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. These forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "estimates," "expect," "future," "intends," "may," "plans," "should," "will," and similar statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding China's economic growth, general industry conditions including local supply and price of wire, environmental risks, Longhai 's business or growth strategy, Longhai's ability to achieve the new facility's production expectation; Longhai's ability to develop and produce higher margin products that achieve market acceptance; the success of Longhai 's investments, risks, and uncertainties regarding fluctuations in earnings, its ability to sustain its previous levels of profitability including its ability to manage growth, intense competition, wage increases in China, its ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, its ability to successfully complete and integrate potential acquisitions, withdrawal of governmental financial incentives, political instability and regional conflicts, and legal restrictions on raising capital or acquiring companies outside China. Although Longhai believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Although these expectations and the factors influencing them will likely change, we are under no obligation to inform you if they do. These and additional risks that could affect Longhai's future operating and financial results are more fully described in its filings with the U.S. Securities and Exchange Commission. These filings are available at www.sec.gov.

Longhai may, from time to time, make additional written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q, and 8-K, in its annual report to shareholders, in news releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Longhai does not undertake to update any forward-looking statements that may be made from time to time by or on its behalf, except as required by law.

Contacts:

Longhai Steel Inc.
Steven Ross (English)
Phone: 949-720-1265
Email: sross@longhaisteelinc.com

Cindy Han (English and Chinese)
Phone: 86-139-3099-8773
Email: dhan2625@163.com

MZ Group – North America
Derek Gradwell, SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us

MZ Group – North America
Scott Powell, Senior Vice President
Tel: +1-212-301-7130
Email: scott.powell@mzgroup.us
Web: www.mzgroup.us

LONGHAI STEEL INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$18,027,281	$2,765,153
Accounts receivable	860,203	905,232
Inventory	5,280,401	3,633,190
Advance to suppliers	74,340,164	27,183,336
Tax receivable	1,114,941	3,643,142
Prepaid expenses	234,150	10,881
Notes receivable	-	15,727
Other current assets	4,544,544	2,376,867
Current deferred tax assets	72,785	65,964
Due from related parties	-	32,844,632
Total current assets	104,474,469	73,444,124

Property, plant and equipment, net	21,075,655	22,514,658
Intangible assets, net	37,004	42,463
Non-current deferred tax assets	52,396	53,864
TOTAL ASSETS	$125,639,524	$96,055,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Banker’s acceptance	$9,502,241	$-
Accounts payable	7,290,606	8,093,254
Advance from customers	30,549,985	19,269,063
Income tax payable	8,384,601	6,467,260
Accrued liabilities	552,555	518,295
Tax payable	578,409	594,317
Loan from third party	3,651,288	3,625,069
Due to related party	785,179	-
Total current liabilities	61,294,864	38,567,258

TOTAL LIABILITIES	61,294,864	38,567,258

STOCKHOLDERS' EQUITY

Common Stock, .001 par value, 100,000,000 shares authorized, 12,105,421 and 10,050,418 shares issued and outstanding, respectively	12,105	10,050
Additional paid-in capital	4,585,007	3,194,658
Statutory reserve	1,475,198	1,475,198
Accumulated other comprehensive income	4,522,141	4,119,896
Retained earnings	53,750,209	48,688,049
TOTAL STOCKHOLDERS’ EQUITY	64,344,660	57,487,851

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,639,524	$96,055,109

LONGHAI STEEL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue
From unrelated party	$158,908,596	$164,052,372	$293,100,705	$288,518,287
From related party	1,574,887	1,646,404	3,161,914	3,496,351
	160,483,483	165,698,776	296,262,619	292,014,638

Cost of revenue	(155,720,612)	(162,139,025)	(285,946,421)	(284,508,440)
Gross profit	4,762,871	3,559,751	10,316,198	7,506,198

General and administrative expenses	(956,224)	(321,022)	(1,508,185)	(1,110,390)
Selling expense	(134,884)	-	(400,988)	(5,599)
Other operation expenses	-	-	(500,337)	-
Income from operations	3,671,763	3,238,729	7,906,688	6,390,209

Interest income	2,706	1,705	4,755	3,254
Interest expense	(325,219)	(828,487)	(888,390)	(1,400,867)
Other income/(expenses)	35,445	(2,562)	13,983	(9,405)
Total other income and expenses	(287,068)	(829,344)	(869,652)	(1,407,018)

Income before income taxes	3,384,695	2,409,385	7,037,036	4,983,191
Income tax expense	(1,028,510)	(622,817)	(1,974,876)	(1,282,954)

Net income	$2,356,185	$1,786,568	$5,062,160	$3,700,237

Earnings per share – basic	$0.22	$0.18	$0.49	$0.37
Earnings per share – diluted	$0.22	$0.18	$0.48	$0.37

Weighted average shares outstanding – basic	10,641,811	10,000,000	10,346,114	10,000,000
Weighted average shares outstanding – diluted	10,642,105	10,000,000	10,454,153	10,000,000

Comprehensive Income
Net income	$2,356,185	$1,786,568	$5,062,160	$3,700,237
Other comprehensive income	42,747	779,449	402,245	1,068,105
Comprehensive income	$2,398,932	$2,566,017	$5,464,405	$4,768,342

LONGHAI STEEL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$5,062,160	$3,700,237
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	1,644,966	1,575,802
Deferred tax assets / liabilities	(4,514)	(938)
Amortization of intangible assets	2,056	-
Share-based payment expenses	192,404	145,322
Changes in operating assets and liabilities:
Accounts receivable	51,366	917,067
Notes receivable	15,837	(11,464,716)
Inventory	(1,647,090)	1,007,228
Advance to suppliers	(46,966,545)	(512,718)
Prepaid expenses and other current assets	(2,374,232)	4,191,304
Tax receivable	2,533,635	(3,462,424)
Due to / from related parties	33,859,723	595,657
Accounts payable	(859,301)	9,591,099
Accrued liabilities	100,949	130,061
Advance from customers	11,146,039	3,972,365
Income tax payable	1,872,070	(1,057,433)
CASH PROVIDED BY OPERATING ACTIVITIES	4,629,523	9,327,913

Cash flows from investing activities:
Cash paid for fixed assets purchased by related party	(70,319)	(611,090)
Cash lending to related parties	-	(3,817,500)
Purchase of property and equipment	(19,299)	(81,181)
CASH USED IN INVESTING ACTIVITIES	(89,618)	(4,509,771)

Cash flows from financing activities:
Cash advance from related parties	-	10,840,420
Cash repayment to related parties	-	(13,074,044)
Proceeds from common stock issued in private placement	1,200,000	-
Banker’s acceptance	9,502,241	-
Borrowing from bank	4,702,966	-
Repayment to bank	(4,702,966)	-
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	10,702,241	(2,233,624)
Effect of exchange rate changes on cash	19,982	44,760
Net increase in cash and cash equivalents	15,262,128	2,629,278

Cash and cash equivalents, beginning balance	2,765,153	293,445
Cash and cash equivalents, ending balance	$18,027,281	$2,922,723

SUPPLEMENTARY DISCLOSURE:
Interest paid	$820,606	$1,397,670
Income tax paid	$107,113	$2,341,285